UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HETTLEMAN, ELAYNE
   FIRST MARINER BANCORP
   1801 S. CLINTON STREET
   BALTIMORE, MD  21224
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   DECEMBER 19, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   FIRST MARINER BANCORP
   FMAR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   JANUARY 9, 1997
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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COMMON STOCK                               |6,500                 |D               |                                               |
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COMMON STOCK                               |2,000                 |I               |(1)                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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OPTIONS (RIGHT TO BUY)  |IMMED.   |10/31/06 |COMMON STOCK           |1,200    |$10       |D            |                           |
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WARRANTS (RIGHT TO BUY) |IMMED.   |09/30/04 |COMMON STOCK           |6,500    |$10       |D            |                           |
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WARRANTS (RIGHT TO BUY) |IMMED.   |09/30/04 |COMMON STOCK           |2,000    |$10       |I            |(1)                        |
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Explanation of Responses:
(1) SHARES HELD BY FERRIS BAKER WATTS, AS CUSTODIAN FOR HAROLD J. HETTLEMAN, M.D. IRA
SIGNATURE OF REPORTING PERSON
/s/ ELAYNE HETTLEMAN
DATE
JANUARY 9, 1997